AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 24, 2018

REGISTRATION NO. 333-_______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NICOLET BANKSHARES, INC.

(Exact name of registrant as specified in its charter)

WISCONSIN	47-0871001
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

111 North Washington Street, Green Bay, Wisconsin	54301
(Address of Principal Executive Offices)	(Zip Code)

Nicolet Bankshares, Inc.

Employee Stock Purchase Plan

(Full title of plan)

Ann K. Lawson	with copy to:
Chief Financial Officer	Robert D. Klingler, Esq.
Nicolet Bankshares, Inc.	Bryan Cave Leighton Paisner LLP
111 North Washington Street	One Atlantic Center, Fourteenth Floor
Green Bay, Wisconsin 54301	1201 West Peachtree Street, NW
(920) 430-1400	Atlanta, Georgia 30309-3488
(404) 572-6600

(Name and address of agent for service)

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)(3)	Amount of Registration Fee
Common Stock	150,000 shares	$56.77	$8,515,500	$1,060.18

(1)	Pursuant to Rule 416(b) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement includes an indeterminate number of additional shares that may be issued to adjust the number of shares issued pursuant to the employee benefit plan described herein as the result of any future stock split, stock dividend or similar adjustment of the Registrant’s outstanding common stock.
(2)	Pursuant to Rule 457(c) under the Securities Act, the proposed maximum offering price is based upon the average of high ($57.48) and low ($56.06) prices reported in the consolidated reporting system on May 21, 2018.
(3)	The aggregate offering price is calculated solely for the purpose of determining the registration fee pursuant to Rule 457(h)(1) under the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of the Instructions to the Registration Statement on Form S-8 will be sent or given to participants in the Nicolet Bankshares, Inc. Employee Stock Purchase Plan (the “Plan”) as required by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended the (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The information incorporated by reference is considered a part of this prospectus, and certain information that Nicolet Bankshares, Inc. (“Nicolet”) files later with the Securities and Exchange Commission (the “SEC”) will automatically update and supersede this information.

Nicolet incorporates by reference the following documents:

•	Nicolet’s Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on March 7, 2018;

•	Nicolet’s Quarterly Report on Form 10-Q for the period ended March 31, 2018, filed with the SEC on April 27, 2018;

•	The description of Nicolet’s common stock contained in Nicolet’s registration statement on Form S-3, dated April 6, 2018, and any amendment or report filed for the purpose of updating such description;

•	Nicolet’s Current Reports on Form 8-K* filed with the SEC on January 16, 2018, April 17, 2018 and May 9, 2018; and

•	Any document Nicolet may file* under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this document, until the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold.

* We are not incorporating and will not incorporate by reference into this prospectus, past or future information on reports furnished or that will be furnished under Items 2.02 and/or 7.01 of, or otherwise with, Form 8-K.

Nicolet will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct any requests for documents to Chief Financial Officer, Nicolet Bankshares, Inc., 111 North Washington Street, Green Bay, Wisconsin 54301, telephone (920) 430-1400.

Item 4. Description of the Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Nicolet’s bylaws provide for the mandatory indemnification of a director, officer, employee or agent of Nicolet (or a person concurrently serving in such a capacity with another entity at Nicolet’s request), to the extent such person has been successful on the merits or otherwise in the defense of any threatened, pending or completed civil, criminal, administrative or investigative action, suit, arbitration or other proceeding brought by or in the right of Nicolet or by any other person or entity to which such person is a party because he or she is a director, officer, employee or agent, for all reasonable fees, costs, charges, disbursements, attorneys’ fees and other expenses incurred in connection with proceeding. In all other cases, Nicolet shall indemnify a director or officer of Nicolet, and may indemnify an employee or agent of Nicolet, against all liability and reasonable fees, costs, charges, disbursements, attorneys’ fees and other expenses incurred by such person in any proceeding brought by or in the right of Nicolet or by any other person or entity to which such person is a party because he or she is a director, officer, employee or agent, unless it has been proven by final adjudication that such person breached or failed to perform a duty owed to Nicolet that constituted:

•	a willful failure to deal fairly with Nicolet or its shareholders in connection with a matter in which the director, officer, employee or agent has a material conflict of interest;

•	a violation of criminal law, unless the director, officer, employee or agent had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful;

•	a transaction from which the director, officer, employee or agent derived an improper personal profit; or

•	willful misconduct.

Unless modified by written agreement, the determination as to whether indemnification is proper shall be made in accordance with the Wisconsin Business Corporation Law, as amended. The right to indemnification under Nicolet’s bylaws may only be amended by the vote of two-thirds of the outstanding shares of Nicolet capital stock entitled to vote on the matter. Nicolet is authorized to purchase and maintain insurance on behalf of its directors, officers, employees or agents in connection with the foregoing indemnification obligations.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

The following exhibits are filed with or incorporated by reference into this Registration Statement pursuant to Item 601 of Regulation S-K:

Exhibit No.	Description

5.1	Opinion of Godfrey & Kahn, S.C. with respect to the securities being registered, including consent.

23.1	Consent of counsel (included in Exhibit 5.1).

23.2	Consent of Porter Keadle Moore, LLC.

24.1	Power of Attorney (see signature page to this Registration Statement).

99.1	Nicolet Bankshares, Inc. Employee Stock Purchase Plan, as effective June 1, 2018 (Incorporated by reference to Appendix A of Nicolet’s Proxy Statement filed March 7, 2018).

Item 9.  Undertakings.

The undersigned registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

(i)       To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)       To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and

(iii)       To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in subparagraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those subparagraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)          That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Green Bay, State of Wisconsin, on May 24, 2018.

NICOLET BANKSHARES, INC.

By:	/s/ Robert B. Atwell
Robert B. Atwell
Chairman, President and
Chief Executive Officer
(Principal Executive Officer)

POWER OF ATTORNEY

Each person whose signature appears below appoints and constitutes Robert B. Atwell, Michael E. Daniels and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to execute any and all amendments (including post-effective amendments) to this registration statement (as well as any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act), and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission and such other agencies, offices and persons as may be required by applicable law, granting unto said attorney-in-fact and agent, acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, acting alone may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 24, 2018.

/s/ Robert B. Atwell	/s/ Thomas L. Herlache
Robert B. Atwell	Thomas L. Herlache
Chairman, President and Chief Executive Officer	Director
(Principal Executive Officer)

/s/ Ann K. Lawson	/s/ Andrew F. Hetzel, Jr.
Ann K. Lawson	Andrew F. Hetzel, Jr.
Chief Financial Officer	Director
(Principal Financial and Accounting Officer)

/s/ Michael E. Daniels	/s/ Donald J. Long, Jr.
Michael E. Daniels	Donald J. Long, Jr.
Executive Vice President and Secretary, Director	Director

/s/ Robert W. Agnew	/s/ Dustin J. McClone
Robert W. Agnew	Dustin J. McClone
Director	Director

/s/ John N. Dykema	/s/ Susan L. Merkatoris
John N. Dykema	Susan L. Merkatoris
Director	Director

/s/ Terrence R. Fulwiler	/s/ Randy J. Rose
Terrence R. Fulwiler	Randy J. Rose
Director	Director

/s/ Christopher J. Ghidorzi	/s/ Oliver Pierce Smith
Christopher J. Ghidorzi	Oliver Pierce Smith
Director	Director

/s/ Michael J. Gilson	/s/ Robert J. Weyers
Michael J. Gilson	Robert J. Weyers
Director	Director